EXHIBIT 99.1

Countrywide Home Loans, Inc.
a Seller

Park Monaco Inc.
a Seller

CWHEQ, Inc.
Purchaser

__________________________________

Amendment no. 1
Dated as of June 20, 2007
to the Purchase Agreement
Dated as of March 30, 2007
__________________________________

REVOLVING HOME EQUITY LOAN ASSET BACKED NOTES
Series 2007-C

This AMENDMENT NO. 1, dated as of June 20, 2007 (this “Amendment”), to the Purchase Agreement between COUNTRYWIDE HOME LOANS, INC., a New York corporation, as seller (“CHL” or a “Seller”), PARK MONACO INC., a Delaware corporation, as a seller (“Park Monaco” or a “Seller,” and together with CHL, the “Sellers”), and CWHEQ, Inc., a Delaware corporation (the “Purchaser”);

WITNESSETH :

WHEREAS, the Sellers and the Purchaser entered into a Purchase Agreement, dated as of March 30, 2007 (the “Purchase Agreement”); and

WHEREAS, Section 7.01 of the Purchase Agreement provides that the Purchase Agreement may be amended by the Sellers and the Purchaser, with the written consent of the Credit Enhancer; and

WHEREAS, the Sellers and the Purchaser desire to amend the Purchase Agreement by replacing Annex 1 in it entirety, and the Credit Enhancer consents to this amendment;

NOW, THEREFORE, the parties agree as follows.

SECTION 1.  Defined terms.

All capitalized terms used in this Amendment without definition have the meanings given to them in the Purchase Agreement.

SECTION 2.  Amendment.

Effective as of the date of the Purchase Agreement, Annex 1 of the Purchase Agreement is replaced in its entirety with the following:

“Adoption Annex

The purchase price for the Mortgage Loans pursuant to Section 2.03 is the transfer to the Seller on the Closing Date of the Transferor Certificates and the proceeds from the sale of the Notes.

The items referred to in the representations and warranties in Section 3.02(a) are:

(12)           0.00%  of the Mortgage Loans being transferred on the relevant date (by Cut-off Date Loan Balance) were 30-59 days delinquent as of the Cut-off Date.

(18)           As of the Cut-off Date no more than 0.32% of the Mortgage Loans, by aggregate principal balance, are secured by Mortgaged Properties located in one United States postal zip code.

(19)           The Combined Loan-to-Value Ratio for each Mortgage Loan was not in excess of 100.00%.

(30)           The weighted average remaining term to maturity of the Mortgage Loans on a contractual basis as of the Cut-off Date is approximately 298 months. The Loan Rate Caps for the Mortgage Loans range between 0.260% and 14.750%, and the weighted average Loan Rate Cap is approximately 8.516%. The Gross Margins for the Mortgage Loans range between -2.000% and 9.625%, and the weighted average Gross Margin is approximately 1.914% as of the Cut-off Date for the Mortgage Loans. The Loan Rates on the Mortgage Loans range between 2.750% and 17.625%, and the weighted average Loan Rate on the Mortgage Loans is approximately 9.729%.

(32)           No more than 37.55% (by Cut-off Date Loan Balance) of the Mortgage Loans are secured by real property improved by individual condominium units, units in planned unit developments, townhouses, or two-to-four family residences erected on them, and at least 62.45% (by Cut-off Date Loan Balance) of the Mortgage Loans are secured by real property with a detached one-family residence erected on them.

(33)           The Credit Limits on the Mortgage Loans range between approximately $6,720 and $3,359,790, with an average of approximately $78,587 with respect to the Mortgage Loans. As of the Cut-off Date, no Mortgage Loan had a principal balance in excess of approximately $1,430,000 and the average principal balance of the Mortgage Loans is equal to approximately $63,482 with respect to the Mortgage Loans.

(34)           Approximately 1.26% and 98.74% of the Mortgage Loans, by aggregate principal balance as of the Cut-off Date for the Mortgage Loans, are secured by first and second liens, respectively.

(35)           As of the Closing Date, no more than 12.60% of the Mortgage Loans, by aggregate principal balance, were appraised electronically.

(40)           As of the Cut-off Date (based on the aggregate drawn balances), the Mortgage Loans had a weighted average Combined Loan-to-Value Ratio of 87.03%; a range of Combined Loan-to-Value Ratios between 2.53% and 100.00%; a percentage of primary residences of 85.48%; a weighted average FICO score of 711; a range of FICO scores between 573 and 832; a Weighted Average Net Loan Rate of 9.225%; a range of net Loan Rates between 2.246% and 17.121%; a weighted average original stated term to maturity of 300 months; a range of original term to maturity between 180 and 360 months; a range of remaining term to maturity between 163 and 360 months; an average drawn balance of $63,482; an average utilization ratio of 83.43%; and 62.69% of the Mortgage Loans have their respective Mortgaged Properties located in the top five states, measured by aggregate drawn balances.”

SECTION 3.  Effect of Amendment.

Upon execution of this Amendment, the Purchase Agreement shall be amended in accordance with this Amendment and the respective rights and obligations of the Sellers and the Purchaser, shall hereafter be subject in all respects to this Amendment, and all the terms of this Amendment shall be part of the Purchase Agreement for all purposes.  Except as expressly amended by this Amendment, the Purchase Agreement is in all respects ratified and confirmed, and remains in full force.

SECTION 4.  Binding Effect.

This Amendment shall bind and inure to the benefit of the Sellers, the Purchaser, the Trust, the Indenture Trustee, and the Credit Enhancer.

SECTION 5.  Governing Law.

THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER STATE.

SECTION 6.  Severability of Provisions.

Any provisions of this Amendment that are invalid for any reason or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the invalidity or unenforceability without invalidating the remaining provisions of this Amendment, and the prohibition or unenforceability in a jurisdiction shall not invalidate or render unenforceable that provision in any other jurisdiction.

SECTION 7.  Counterparts.

This Amendment may be executed in any number of copies, and by the different parties on the same or separate counterparts, each of which shall be considered to be an original instrument. Any signature page to this Amendment containing a manual signature may be delivered by facsimile transmission or other electronic communication device capable of transmitting or creating a printable written record, and when so delivered shall have the effect of delivery of an original manually signed signature page.

IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

CWHEQ, Inc. as Purchaser By: /s/ Darren Bigby Name: Darren Bigby Title: Executive Vice President
COUNTRYWIDE HOME LOANS, INC. as Seller By: /s/ Darren Bigby Name: Darren Bigby Title: Executive Vice President
PARK MONACO INC. as Seller By: /s/ Darren Bigby Name: Darren Bigby Title: Vice President

Consented to by:

FINANCIAL GUARANTY INSURANCE COMPANNY
as Credit Enhancer

By:    /s/ Katya Sverdlov
Name: Katya Sverdlov
Title:  Vice President